                                                                    EXHIBIT 10.6

                    ----------------------------------------

                           INDEMNIFICATION AGREEMENT

                                     AMONG

                     PJ AMERICA, INC., EXTRA CHEESE, INC.,
                 TWICE THE CHEESE, INC., TEXTRA CHEESE CORP.,
                           PJV, INC. AND PJVA, INC.

                                      AND

                              THE SHAREHOLDERS OF
                  EXTRA CHEESE, INC., TWICE THE CHEESE, INC.,
                 TEXTRA CHEESE CORP., PJV, INC. AND PJVA, INC.
                                 NAMED ON THE
                            SIGNATURE PAGES HEREOF

                    ----------------------------------------





                               TABLE OF CONTENTS
                               -----------------

     Section                                                               Page
     -------                                                               ----

1.   Representations and Warranties of Shareholders Regarding Shares ........  2
     1.1   Title to Shares; Share Restrictions ..............................  2
     1.2   Authority ........................................................  2
     1.3   Completeness of Statements........................................  2

2.   Representations and Warranties of the Operating Companies and the
     Shareholders ...........................................................  2
     2.1   Organization and Standing of the Operating Company ...............  3
     2.2   Subsidiaries; Authority to Own Property and Conduct Business .....  3
     2.3   Authority ........................................................  3
     2.4   No Violations; Consents...........................................  3
     2.5   Capitalization; Stock Ownership and Rights .......................  4
     2.6   Financial Statements .............................................  5
     2.7   Absence of Undisclosed Liability..................................  5
     2.8   Absence of Certain Events.........................................  6
     2.9   Properties .......................................................  8
     2.10  Assets Necessary to Business .....................................  8
     2.11  Bank Accounts, etc ...............................................  8
     2.12  Absence of Other Business Operations; Restrictive Covenants ......  8
     2.13  Contracts; Contract Status .......................................  9
     2.14  Copyrights, Trademarks, Trade Names, Etc ......................... 10
     2.15  Current Employees and Compensation; Officers and Directors ....... 10
     2.16  Employee Benefits ................................................ 10
     2.17  Environmental Matters ............................................ 11
     2.18  Indebtedness to or from Officers, Directors, Etc ................. 12
     2.19  Insider Interests ................................................ 12
     2.20  Insurane ......................................................... 13
     2.21  Labor Matters .................................................... 13
     2.22  Leases ........................................................... 13
     2.23  Real Property .................................................... 14
     2.24  Licenses and Permits ............................................. 14
     2.25  Litigation ....................................................... 14
     2.26  Payments ......................................................... 15
     2.27  Tax Returns; Tax Elections ....................................... 15
     2.28  Compliance ....................................................... 16
     2.29  Books and Records ................................................ 16
     2.30  Completeness of Statements ....................................... 17

                               TABLE OF CONTENTS
                               -----------------

     Section                                                                Page
     -------                                                                ----

3.   Representations and Warranties of PJ.................................... 17
     3.1  Organization and Standing of PJ.................................... 17
     3.2  Authority.......................................................... 17
     3.3  No Violations...................................................... 18
     3.4  Capitalization of Newco; Stock Ownerships and Rights............... 18
     3.5  Completeness of Statements......................................... 18

4.   Survival of Representations and Warranties; Indemnities................. 19
     4.1  Survival........................................................... 19
     4.2  General Indemnities of the Shareholders............................ 19
     4.3  Additional Indemnities of the Shareholders......................... 19
     4.4  Indemnity by PJ.................................................... 20
     4.5  Exclusive Remedy................................................... 20
     4.6  Limitations on the Shareholders' Indemnification Obligations....... 21
     4.7  Claims Procedure................................................... 22
     4.8  Defense of Third Party Claim....................................... 22
     4.9  Arbitration........................................................ 23

5.   Shareholders' Representatives........................................... 24
     5.1  Appointment of Shareholders' Representative........................ 24
     5.2  Removal; Appointment of a Successor to Shareholders' Representative 24
     5.3  Reimbursement of Shareholders' Representative...................... 25
     5.4  Obligations of Shareholders' Representative........................ 25
     5.5  Reliance by PJ and Newco........................................... 25

6.   Miscellaneous........................................................... 26
     6.1  No Finders Fees.................................................... 26
     6.2  Notices............................................................ 26
     6.3  Severability of Provisions......................................... 27
     6.4  Assignment......................................................... 27
     6.5  Waiver............................................................. 27
     6.6  Exhibits; Entire Agreement......................................... 27
     6.7  Amendments, Supplements, Etc....................................... 27
     6.8  Captions; Counterparts............................................. 28
     6.9  Governing Law...................................................... 28
     6.10 Knowledge.......................................................... 28

                                 SCHEDULE LIST
                                 -------------

Description                                                             Schedule

Title to Shares - Liens, Pledges, etc......................................  1.1
Organization and Standing..................................................  2.1
Consents; Authorizations; Approvals........................................  2.4
Capitalization of Operating Company........................................  2.5
Financial Statements.......................................................  2.6
Undisclosed Liabilities....................................................  2.7
Certain Events.............................................................  2.8
Bank Accounts, Etc......................................................... 2.11
Restrictive Covenants...................................................... 2.12
Contracts.................................................................. 2.13
Employees; Employee Compensation........................................... 2.15
Employee Benefit Plans..................................................... 2.16
Environmental Matters...................................................... 2.17
Indebtedness .............................................................. 2.18
Insider Interests.......................................................... 2.19
Leases..................................................................... 2.22
Real Property.............................................................. 2.23
Litigation................................................................. 2.25
Taxes...................................................................... 2.27


                           INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of July 10, 1996, by and among PJ AMERICA, INC., a Delaware corporation ("PJ"), EXTRA CHEESE, INC., an Alabama corporation ("EC"), TWICE THE CHEESE, INC., an Alabama corporation ("TC"), TEXTRA CHEESE CORP., a Texas corporation ("Textra"), PJV, INC., a Virginia corporation ("PJV"), PJVA, INC., a Virginia corporation ("PJVA"), and the Shareholders of EC, TC, Textra, PJV and PJVA, respectively, identified on the signature page to this Agreement (sometimes hereinafter collectively referred to as the "Shareholders," and individually referred to as the "EC Shareholders" "TC Shareholders," "Textra Shareholders," "PJV Shareholders" or "PJVA Shareholders").

     RECITALS:

     A. EC, TC, Textra, PJV and PJVA (sometimes hereinafter referred to collectively as the "Operating Companies" and individually as an "Operating Company") are franchisees of Papa John's International, Inc., a Delaware corporation ("Papa John's"), engaged in the pizza delivery and carry-out restaurant business in selected markets in Alabama, Texas and Virginia.

     B. PJ, the Operating Companies and the Shareholders are parties to a binding letter agreement dated July 10, 1996 (the "Letter Agreement"), and a Plan of Merger of even date herewith executed pursuant to the Letter Agreement (the "Plan of Merger") (the Letter Agreement and the Plan of Merger are sometimes hereinafter collectively referred to as the "Merger Agreement"), which provides for (i) the mergers of TC, Textra, PJV and PJVA (sometimes hereinafter referred to as the "Targets") with and into a subsidiary of EC, newly organized by EC for purposes of such mergers ("Newco"), (ii) the contribution of all of the assets of EC used in connection with its Papa John's restaurants to Newco, and the assumption by Newco of all liabilities of EC related thereto, to be effected contemporaneously with such mergers, and (iii) immediately thereafter, for the merger of EC with and into PJ, all of which are to be consummated in connection with the initial public offering of shares of PJ (the "IPO"). All capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to them in the Merger Agreement.

     C. The parties have entered into this Agreement to make certain representations and warranties associated with the transactions contemplated by the Merger Agreement and to provide certain indemnities and other covenants in furtherance of their agreements and commitments contained in the Merger Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, which are incorporated in this Agreement by this reference, and the covenants and agreements contained herein and in the Merger Agreement, the parties hereby make the following representations and warranties and agree as follows:

     1.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS REGARDING SHARES.
Each of the Shareholders of the Targets hereby severally represents and warrants to EC, to each of the other Operating Companies in which such Shareholder does not own "Operating Company Shares" (defined in Section 1.1), and to the other Shareholders, as follows, and each of the Shareholders of EC hereby severally represents and warrants to PJ, to each of the Targets in which such Shareholder does not own Operating Company Shares, and to the other Shareholders, as follows:

          1.1 TITLE TO SHARES; SHARE RESTRICTIONS. The Shareholder is the sole record, lawful and beneficial owner of the shares of capital stock of each of the Operating Companies (the "Operating Company Shares") set forth opposite such Shareholder's name on Exhibit D to the Plan of Merger, and has good and marketable title to such Operating Company Shares. Except as disclosed on
Schedule 1.1 to the disclosure schedules (individually a "Schedule," and collectively the "Schedules") applicable to the Shareholder, the Shareholder owns such Operating Company Shares free and clear of all liens, pledges, encumbrances, equities, restrictions, assessments, proxies and charges of any nature whatsoever, and none of the Operating Company Shares owned or held by the Shareholder is subject to any proxy, voting trust, stock restriction, stock purchase, stock redemption agreement or the like, other than (a) restrictions on transfer under applicable state and federal securities laws ("Share Restrictions").

          1.2 AUTHORITY. The Shareholder has full right, power, authority and capacity to execute, deliver and perform this Agreement and the Merger Agreement in accordance with their respective terms. This Agreement, the Merger Agreement, and each and every agreement, document and instrument to be executed, delivered and performed by the Shareholder in connection herewith or in connection therewith constitutes, or will, when executed and delivered, constitute, the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principals or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors rights generally.

          1.3 COMPLETENESS OF STATEMENTS. The Shareholder has disclosed in writing all material facts known to the Shareholder relating to the representations and warranties made by the Shareholder in this Section 1. To the knowledge of the Shareholder, no representation, warranty or covenant of the Shareholder in this Section 1 contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.

     2. REPRESENTATIONS AND WARRANTIES OF THE OPERATING COMPANIES AND THE SHAREHOLDERS. Each of the Targets and the Shareholders of such Target, as applicable, hereby make, subject to their "Proportionate Share" (defined below), the following representations and warranties to EC, Newco, the other Targets and the Shareholders of such other Targets, with respect to such Target only. Similarly, EC and the Shareholders of EC make the following representations and warranties to PJ, Newco, the Targets and the Shareholders of the Targets, with respect to EC only. Notwithstanding anything herein to the contrary, no Shareholder shall be liable for any misrepresentation or breach of a representation or warranty in this Section 2 in an amount which exceeds such Shareholder's "Proportionate Share" as hereinafter defined, of the total liability under the "Indemnification Agreement," as hereinafter defined, resulting from such misrepresentation or breach, and no person to whom such representation and warranty is made may make a claim against a Shareholder for an amount which exceeds such Shareholder's Proportionate Share of the total claim under the Indemnification Agreement. For purposes of this Agreement, "Proportionate Share shall mean the proportion which the number of shares of capital stock owned by the Shareholder in the Target or EC on the date hereof bears to the total number of issued or outstanding shares of Target or EC, as the case may be, on the date hereof.

          2.1 ORGANIZATION AND STANDING OF THE OPERATING COMPANY. The Operating Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation, which is identified on Schedule 2.1 of the Operating Company. The Operating Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction identified on such
Schedule 2.1. Neither the nature of the business of the Operating Company nor the character or location of the properties of the Operating Company requires the Operating Company to be qualified as a foreign corporation in any jurisdiction, other than as set forth on such Schedule 2.1. The Operating Company has full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business is conducted.

          2.2 SUBSIDIARIES; AUTHORITY TO OWN PROPERTY AND CONDUCT BUSINESS. The Operating Company does not own any capital stock of, nor does it have any proprietary interest of any nature in, any other corporation, partnership, business trust, joint venture, association or other business organization.The Operating Company has, and at all times has had, full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business is conducted.

          2.3  AUTHORITY.   The Operating Company has all necessary corporate
power and authority to execute, deliver and perform this Agreement and the Merger Agreement in accordance with their respective terms. This Agreement, the Merger Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Operating Company in connection herewith or therewith has been duly and validly authorized, executed and delivered by the Operating Company and constitutes or will, when executed and delivered, constitute, the valid and binding obligation of the Operating Company, enforceable against the Operating Company in accordance with their terms, except as enforcement may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          2.4 NO VIOLATIONS; CONSENTS. Except for the consent of Papa John's, which consented to the Operating Company Mergers, the IPO and other transactions to be consummated pursuant to this Agreement prior to the date hereof, and authorizations and approvals of the SEC and state regulatory agencies required for the effectiveness of the Registration Statement to be filed by PJ pursuant to the IPO, or as otherwise set forth on Schedule 2.4 of the Operating Company, the execution, delivery and performance of this Agreement and the Merger Agreement, the consummation of the transactions described in this Agreement and the Merger Agreement, and the fulfillment of and compliance with the terms and provisions of this Agreement and the Merger Agreement, do not and will not:
(i) in any material manner conflict with or violate the terms or conditions of, result in the breach of or constitute a default under, (A) any material law, rule or regulation of any government or agency or department of any government, or any material judgment, order, writ, award, decree, permit or license of any court or other agency of any government to which the Operating Company, or any of its properties or assets, may be subject, (B) any material agreement, instrument, mortgage, commitment, franchise or restriction to which the Operating Company is a party or by which the Operating Company, or any of its properties or assets, is bound or committed, or (C) the charter, bylaws or any other organizational documents of the Operating Company; (ii) constitute an event which could, or with the lapse of time or action by a third party could, result in any material manner in any default under or modify any of the foregoing, provide any third party the right to cancel any of the foregoing, or result in the creation of any lien, charge or encumbrance upon any of the Operating Company's assets or properties that could have a material adverse effect on its business, assets, financial condition or results of operations;
(iii) constitute an event which could, or with the lapse of time or action by a third party could, result in the creation of any lien, charge or encumbrance upon any of the issued and outstanding capital stock of the Operating Company; or (iv) require any consent, authorization or approval of any federal, state or local court, governmental authority or regulatory body, or of any creditor or any party to any such material agreement, instrument, mortgage, contract or commitment, or any other person or entity; or (v) give any party with rights under any material agreement, instrument, mortgage, franchise, commitment, judgment, order, writ, award, decree, permit, license or other restriction to which the Operating Company or any of its properties or assets are subject or bound the right to terminate, accelerate, modify or otherwise alter the rights or obligations of the Operating Company thereunder.

          2.5  CAPITALIZATION; STOCK OWNERSHIP AND RIGHTS.

               a. The authorized capital stock of the Operating Company is set forth on Schedule 2.5 of the Operating Company (sometimes referred to herein, as the context requires, as "EC Shares", "TC Shares", "Textra Shares", "PJV Shares" or "PJVA Shares"). The Shareholders of the Operating Company are the sole record and beneficial owners of all the issued and outstanding Operating Company Shares in the amounts set forth on Schedule 2.5 attached hereto, all of which are being exchanged hereunder. Each Operating Company Share is duly authorized, validly issued, fully-paid and non-assessable.

               b. As of the date of this Agreement, (i) the Operating Company has no outstanding class of capital stock other than the Operating Company Shares identified on Schedule 2.5 of the Operating Company, and (ii) except as identified on such Schedule 2.5, there are no, nor is there any arrangement not yet fully performed which would result in any, outstanding options, warrants, conversion or exchange rights, subscriptions, agreements or other commitments of any kind obligating the Operating Company to issue or sell, or to redeem, purchase or otherwise acquire, directly or indirectly, any Operating Company Shares or any outstanding restrictions, agreements or commitments of any kind to which the Operating Company is a party or by which the Operating Company is bound, which relate to or restrict in any way the issuance or sale, or purchase, redemption or other acquisition, of any Operating Company Shares, except for the Letter Agreement.

               c. None of the issued and outstanding Operating Company Shares has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, preemptive or otherwise, of the Operating Company or any present Shareholder or past shareholder of the Operating Company.

          2.6 FINANCIAL STATEMENTS. Included as Schedule 2.6 of the Operating Company are selected Financial Statements of the Operating Company (collectively, the "Operating Company Financial Statements") including the following: (i) the unaudited balance sheet of the Operating Company as of December 31, 1995, together with a statement of income for the period ending December 31, 1995; and (ii) the interim balance sheet of the Operating Company as of June 30, 1996, together with a Statement of Income for the period ending June 30, 1996 (the "Stub Period Financials"). The balance sheet dated June 30, 1996 that is included in the Stub Period Financials is referred to herein as the "Acquisition Balance Sheet." The Operating Company Financial Statements have been prepared, from the books and records of the Operating Company, represent actual, bona fide transactions and were prepared in conformity with generally accepted accounting principles applied on a consistent basis. The balance sheets included in the Operating Company Financial Statements present fairly the financial condition of the Operating Company as of the respective dates of the Operating Company Financial Statements, and the statements of income included in the Operating Company Financial Statements present fairly the results of operation of the Operating Company for the respective periods covered thereby and do not contain any material items of special or nonrecurring income or expense, except as specifically identified therein.

          2.7 ABSENCE OF UNDISCLOSED LIABILITY. As of June 30, 1996, the Operating Company had no debts, obligations (including, but not limited to, obligations as a guarantor) or liabilities of any nature, secured or unsecured (whether fixed, absolute, accrued, contingent or otherwise, and whether known or unknown to the Shareholders) except (a) as shown (and in the amounts shown) on the Acquisition Balance Sheet or in the Combined Balance Sheet dated June 30, 1996, as prepared and audited by Ernst & Young LLP, Certified Public Accounts ("E&Y"), a copy of which is included in Schedule 2.7 attached hereto (the "Combined Balance Sheet"), or (b) for those obligations or liabilities which are not required to be disclosed on the Acquisition Balance Sheet under generally accepted accounting principles, but are otherwise disclosed to Newco in any other provision of this Agreement or the Schedules attached hereto, and which, in each case, conforms to the representations and warranties with respect thereto made in this Agreement. Except as disclosed on Schedule 2.7 of the Operating Company, since June 30, 1996, the Operating Company has not incurred any debts, obligations (including, but not limited to, obligations as a guarantor) or liabilities of any nature, secured or unsecured (whether fixed, absolute, accrued, contingent or otherwise, and whether known or unknown to the Operating Company or the Shareholders), other than debts, obligations and liabilities incurred in the ordinary course of business consistent with past practices, all of which have been paid in full in the ordinary course of business or are reflected on the regular books of account of the Operating Company on the date hereof, and none of which (a) is inconsistent with the representations, warranties and covenants of the Operating Company and its Shareholders contained herein or in any other provisions of this Agreement or the Merger Agreement, (b) has had or may be expected to have any adverse effect on the business, assets, financial condition or prospects of the Operating Company, or (c) constitutes a guarantee of any form or type.

          2.8 ABSENCE OF CERTAIN EVENTS. Since June 30, 1996, the Operating Company has not, except as set forth on Schedule 2.8 of the Operating Company or as set forth from and after the date hereof in the Registration Statement as approved by PJ, the Shareholders and the Operating Company for filing with the SEC in connection with the IPO:

               a. issued, sold, purchased or redeemed any stocks, bonds, debentures, notes, partnership interests or other securities or interests, or issued, sold or granted any option, warrant or right to acquire any thereof;

               b. waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets, or written down or off any receivable, in excess of $10,000, in the aggregate;

               c. declared, set aside or paid any dividend or distributions on any of the Operating Company Shares which is in excess of the accumulated adjustments account of the Operating Company, determined in accordance with section 1368(e)(1) of the Code, or which when made would be in violation of applicable state law;

               d. made any capital expenditures or commitment for capital expenditures in excess of $10,000 for any single item or in excess of $25,000 in the aggregate, other than in connection with the operations of, or the development and opening of, Papa John's restaurants;

               e. made any change in its operations, other than changes in the lawful and ordinary course of business, none of which has, and which in the aggregate have not had, a material adverse effect on its business, operations, financial condition, or results of operations or prospects;

               f. suffered any casualty, damage, destruction or loss to any of its assets in excess of $10,000 for any one event or in excess of $25,000 in the aggregate;

               g. suffered any material adverse change in its revenues or expenses, financial position, assets, results of operations, business or cash flow, or experienced any occurrence or event which alone or together with other occurrences or events experienced by it has had or might reasonably be expected to have a material adverse effect upon its revenues or expenses, financial position, assets, results of operations, business or cash flow;

               h. disposed of any of its properties or assets other than sales of products in the ordinary course of business consistent with past practices or which have been replaced with assets of similar utility that are of equal or greater value;

               i. terminated, placed on probation, disciplined, warned, or experienced any resignation of any executive officer or experienced any resignations of, or had any disputes involving the employment relationship with, any executive officer which could have a material adverse effect on its business, financial condition or results of operations;

               j. paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the ordinary course of business) in the compensation payable (or to become payable by it) to, any officer, director or employee, or entered into any contract of employment not terminable by it upon 90 days notice without penalty or termination payment;

               k. terminated or amended or suffered the termination or amendment of (i) any lease, bids, contracts, commitments and other agreements of the Operating Company, or (ii) any permits, licenses, concessions, authorizations, franchises (including any Papa John's franchises) and similar rights granted to or held by the Operating Company, which are necessary or are material and related to its operations;

               l. incurred any indebtedness for borrowed money or subjected any of its properties or assets to any liens, mortgages, security interests, claims, restrictions or other encumbrances or to any other similar charge of any nature whatsoever;

               m. made any loan or advance to any person or entity (except normal travel or other reasonable expense advance to its employees);

               n. made any change in accounting principles, methods or practices;

               o. adopted, modified or amended any plan, contract or arrangement providing for management or consulting services, severance, employee insurance, bonuses, pension, profit sharing, stock purchase, deferred compensation or other employee benefits;

               p. entered into any agreement, arrangement or transaction with any of the Shareholders, or any of the officers, directors, agents or representatives of the Operating Company, or any family members of any of the foregoing, or any business or entity in which any of the foregoing has a direct or indirect interest;

               q. merged or consolidated with, or acquired all or any substantial portion of the business or property of, any other entity, or entered into any transactions other than in the ordinary course of business, consistent with past practices;

               r. entered into any agreement or commitment (whether or not in writing) to do any of the above;

and the Operating Company has:

               s. continued its operations in the ordinary course consistent with its past practices and maintained its operations, assets, books of account, records and files in substantially the same manner as before the Acquisition Balance Sheet Date;

               t.  used its best efforts to preserve its business.

          2.9 PROPERTIES. The Operating Company has good and marketable title to all of its properties, interests in properties, and assets, real and personal, tangible and intangible, (excluding leased properties for which the Operating Company has good and valid leasehold title), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for statutory liens securing payments not yet due or for those items set forth in Schedule 2.9 of the Operating Company. Except for regular, scheduled repairs which are to be performed in the ordinary course of business after the date hereof, all of such tangible assets are free of material defect, well maintained and in good working order, condition and repair in light of their age and use. Except as set forth on Schedule 2.9 of the Operating Company, each store owned or operated by the Operating Company is fully equipped with equipment and other property and assets in material compliance with the specifications of the "Papa John's Franchise Agreements" (defined in Section 2.13.) and Papa John's Operations Manual. Neither the whole nor any portion of such assets has been condemned or otherwise taken by public authority, and the Operating Company and the Shareholders have no knowledge that any such condemnation or taking is threatened. With respect to property of the Operating Company held by lease (or contract), each leasehold interest (or contract right) is created pursuant to a valid and subsisting lease (or contract) enforceable in accordance with its terms against the lessor (or other party to the contract) and none of which are in default on the date hereof.

          2.10 ASSETS NECESSARY TO BUSINESS. The Operating Company owns or leases all properties and assets, real, personal and mixed, tangible and intangible; has area development rights or franchise rights relating to operation of the Papa John's pizza delivery and carry-out restaurants operated or under development by it and the markets serviced by such restaurants stores; has all required and proper permits and licenses, including, but not limited to, the "Licenses" (as defined in Section 2.24); and is party to all other contracts and agreements necessary and appropriate to permit it to carry on its business as presently conducted and at the locations where presently conducted.

          2.11 BANK ACCOUNTS, ETC. Included as Schedule 2.11 of the Operating Company is a true and complete list of the name of each bank, brokerage firm or other financial institution with which the Operating Company has a depository, trading, margin, purchase, lending or similar account, a line of credit, or from which the Operating Company is authorized to effect loans, or any safe deposit box, and the names of all persons authorized by the Operating Company to draw on such accounts, effect such loans or to have access to such safe deposit box.

          2.12  ABSENCE OF OTHER BUSINESS OPERATIONS; RESTRICTIVE COVENANTS.
The only business activity in which the Operating Company has ever engaged has been the business of owning, developing and operating Papa John's pizza delivery and carry-out restaurants. Neither the Operating Company nor any of its Shareholders is a party to, or subject to, any contract, arrangement or commitment containing covenants not to compete in the business of owning, developing or operating restaurants with any person or entity or restricting the area in which it may own, operate or franchise restaurants, except as set forth on Schedule 2.12 of the Operating Company. Neither the Operating Company nor any of its Shareholders is a party to any such contract, arrangement or commitment which would have a material adverse effect on

PJ or Newco or any of the transactions contemplated herein, or would have an adverse effect on the Papa John's Franchise Agreements.

          2.13 CONTRACTS; CONTRACT STATUS. The Operating Company is not currently a party to, or subject to, any of the following, whether written or oral, except as set forth on Schedule 2.13 of the Operating Company:

                a. any management or employment contract or agreement, or any contract, arrangement or commitment with any director, officer, employee, shareholder or representative;

                b. any contracts, arrangements or commitments for capital expenditures in excess of $10,000 as to any single expenditure or in excess of $25,000 for all expenditures, except such contracts, arrangements or commitments (the "Store Development Agreements") entered into in connection with the construction and development of the Papa John's restaurants;

                c. any contract, arrangement or commitment relating to borrowed money or creating or providing for long-term debt or continuing credit or any guaranty, indemnity or suretyship obligation with respect thereto or power of attorney;

                d. any contract, arrangement or commitment in which it or any of its employees or officers has covenanted to keep any information confidential (other than the Papa John's Franchise Agreements);

                e. any franchise, development or license agreement with any person or entity, including, without limitation, the franchise and development agreements with Papa John's set forth on Schedule 2.13 of the Operating Company (the "Papa John's Franchise Agreements"); or

                f. any other material contract, arrangement or commitment, or contract agreement of commitment not made in the ordinary course of business.

The Operating Company is not in default under the Papa John's Franchise Agreements, any other contract, arrangement or commitment set forth on Schedule
2.13 of the Operating Company or any of the material Store Development Agreements (collectively, the "Material Contracts"), nor has any event occurred which, with notice or passage of time, or both, would constitute a default under any of the Material Contracts, and (A) there is no basis for any of the other parties to the Material Contracts to assert that the Operating Company is in default thereunder and (B) the other parties to such Material Contracts are not in default thereunder. There are no existing disputes between the Operating Company and any other party to a Material Contract. Neither this Agreement nor the Merger Agreement, nor the consummation of the Operating Company Mergers, the Contribution Transaction or the Delaware Merger pursuant to the Merger Agreement, the IPO or the other transactions contemplated by this Agreement and the Merger Agreement will cause a default under any Material Contract and, following consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Operating Company (and its successors) will continue to be entitled to the full benefit of all the Material Contracts. The Operating Company has delivered to PJ and each of the other Operating Companies a true and complete copy of each of the Material Contracts.

          2.14 COPYRIGHTS, TRADEMARKS, TRADE NAMES, ETC. The Operating Company does not own or use any trade names, trademarks, trade dress, copyrights, service marks, registrations or applications therefor, and other similar rights ("Intangibles") except such Intangibles as the Operating Company is authorized and licensed to use pursuant to the Papa John's Franchise Agreements. The Operating Company is not and has not been in violation or infringement of any Intangible owned by any person or entity other than the Operating Company or in which any person or entity other than the Operating Company has any right, and there are no actual or threatened claims pending or, to the knowledge of the Operating Company and the Shareholders, contemplated against the Operating Company relating thereto. The Operating Company has not agreed to indemnify any person (other than Papa John's) for or against infringement of any Intangibles. No Intangible owned or used by the Operating Company is subject to any outstanding order, award, writ, injunction, decree, or judgment.

          2.15  CURRENT EMPLOYEES AND COMPENSATION; OFFICERS AND DIRECTORS.
Schedule 2.15 sets forth a true and complete list of all officers of the Operating Company and area and regional store supervisory employees of the Operating Company, along with the amount of the current annual salaries if in excess of $75,000 (including bonus participation) and a general description of any commitments (other than pursuant to the Operating Company's generally prevailing employee practices) to such employees and officers with respect to compensation payable thereafter. Also included in Schedule 2.15 of the Operating Company is a true and complete list of all directors and officers of the Operating Company. The Operating Company has not, because of previous commitments with respect to its employees or officers, established any extraordinary rights on the part of such employees or officers to continued employment. Neither this Agreement nor the Merger Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Merger Agreement will result in any payment becoming due from the Operating Company to, increase any benefits otherwise payable to, or result in acceleration of the time for payment or vesting of any such benefits of, any current or former employee, director or officer.

          2.16  EMPLOYEE BENEFITS.

                a. Except as set forth on Schedule 2.16 of the Operating Company, the Operating Company does not maintain or contribute to, and has never maintained or contributed to, (a) any "employee pension benefit plans" ("Pension Plans") or any "employee welfare benefit plans" ("Welfare Plans") (as described in sections 3(2) and 3(1), respectively, of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (b) any other form of plan or agreement with any of its present or former employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, any golden parachute or other severance protection agreement, or similar agreement, or any plans or agreements providing stock options, stock purchase or any other employee benefits of any nature whatsoever ("Compensation Plans").

                b. Each of the Welfare Plans has been administered and material compliance with the requirements of the Code and ERISA and all reports required by any governmental agency for each of such plans have been timely filed, except as identified on Schedule 2.16 of the Operating Company.

                c. On and after January 1, 1975, neither the Operating Company nor any of its employees who is a fiduciary of any Welfare Plan, has engaged in any transaction in violation of Section 406(a) or Section 406(b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Sections 4975(c)(2) or 4975(d) of the Code.

                d. On or after July 1, 1986, each group health plan (as defined in Section 5000(b)(1) of the Code) maintained by the Operating Company has been administered in material compliance with the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code (and the regulations thereunder).

                e. The Operating Company and its Shareholders have furnished to PJ a true and complete copy of each Welfare Plan and Compensation Plan described on Schedule 2.16 of the Operating Company in the most recent Annual Report (Form 5500 Series) required by ERISA and the current summary plan description for each of the Welfare Plans. No representation has been made to participants or beneficiaries with respect to benefits under any of the Welfare Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of such plans.

                f. The Operating Company is not presently required to contribute to, or during the period of five years ending on the date hereof has not been required to contribute to, any multi-employer plan (as defined in Section 4001(a)(3) of ERISA) which does or did cover any employee of the Operating Company and the Operating Company is not, and will not be on account of the consummation of the transactions described in this Agreement or the Merger Agreement, subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA.

          2.17 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.17 of the Operating Company, to the actual knowledge of the Operating Company and the
Shareholders:

                a. there are no toxic, hazardous or carcinogenic substances or wastes disposed of, stored, or are present on, in or under, any real property owned or leased by the Operating Company or utilized by the Operating Company in the conduct of its business, nor have any such substances or wastes been sent by the Operating Company for storage, treatment, reuse or recycling, or disposal to any other sites prior to the date hereof;

                b. there are no releases or threats of releases of any toxic, hazardous or carcinogenic substances or wastes to the environment from or at any store or other facility owned or operated by the Operating Company, including, without limitation, any migration or any release or threatened release of such substances or wastes from one environmental medium to another environmental medium;

          c. the Operating Company is in compliance with all applicable federal, state, and local statutes, rules, ordinances and other laws and regulations relating to protection of the environment, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901, et seq.; the Clean Air Act, 42 U.S.C. (S)7401, et seq.; the Clear Water Act, 33 U.S.C. (S)1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)136, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. (S)11001, et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq. ("CERCLA"), and any foreign laws, statutes, rules, orders, ordinances and other laws and regulations thereunder, relating to or regulating hazardous or toxic substances or air, water or land quality, waste, or other similar environmental matters ("Environmental Laws");

          d. no conditions exist at the stores or other facilities owned, leased or used by the Operating Company which would necessitate remedial action under CERCLA or any other Environmental Law;

          e. no conditions exist on any other property for which the Operating Company is, or may be, responsible for all or any portion of costs or expenses associated with the reclamation or clean-up of such property under CERCLA or any other Environmental Laws;

          f. no liens have been asserted against any assets of the Operating Company, for all or any portion of the costs or expenses associated with the reclamation or clean-up of any waste disposal site or other property under CERCLA or any other Environmental Laws; and

          g. there are no pending or threatened claims, assessments, or litigation against the Operating Company with respect to any alleged noncompliance with any Environmental Laws.

          2.18 INDEBTEDNESS TO OR FROM OFFICERS, DIRECTORS, ETC. Except as set forth on Schedule 2.18 of the Operating Company, none of the Shareholders nor any of the directors, officers or employees of the Operating Company, nor any family member of any of them, is now indebted to the Operating Company, nor is the Operating Company indebted or obligated to any of them, except for accrued salary and wages and normal employee benefits arising in the ordinary course of its business. For purposes of this Agreement, the term "family members" shall mean the current spouse, parents, siblings and children of any persons, officers or employees of the Operating Company.

          2.19 INSIDER INTERESTS. Except as set forth on Schedule 2.19 of the Operating Company or as set forth in the Registration Statement approved by PJ, the Shareholders and the Operating Company for filing with the SEC in connection with the IPO, no Shareholder, officer or director of the Operating Company, nor any family member of any of them:

          a. owns, directly or indirectly, any interest in, or is an officer, director, employee or principal of any corporation, partnership, firm, association or other person or entity which is a competitor in the pizza delivery and carry out business or a supplier of the Operating Company;

          b. has any interest, directly or indirectly, in any contract, arrangement, commitment or property pertaining to, and material to, the business, operations, property or assets of the Operating Company; or

          c. has, directly or indirectly, within the two-year period immediately prior to the date hereof, engaged in any transaction with the Operating Company except transactions inherent in the capacity of such person as a shareholder, officer or director of the Operating Company.

          2.20 INSURANCE. The Operating Company has all insurance policies insuring the Operating Company, any of its assets or properties, and any of its directors, officers and employees, and any bonds issued concerning the Operating Company, that are required of the Operating Company under the Papa John's Franchise Agreements and any other material agreements, leases of commitments with its lessors, landlords or any other party with which it does business.
Such policies are in full force and effect, and all premiums thereon have been paid in full. The Operating Company has not been refused any insurance, nor has the Operating Company received notice that its coverage has or may be limited by any insurance carrier or that its premiums or premium rates will be increased. The Operating Company does not maintain, and has not maintained, any self-insurance programs.

          2.21 LABOR MATTERS. The Operating Company is not a party to, or negotiating, any collective-bargaining agreement. There are no union organizational or representation efforts underway or threatened, nor are there any existing or threatened labor strikes, slow downs, disputes, grievances, or disturbances involving the Operating Company's employees which might have a material adverse affect on the Operating Company's business or operations. The Operating Company has complied with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other federal, state and local statutes, rules, orders, regulations, ordinances, codes and other laws relating to employment. No proceedings before any court, governmental agency or instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, are pending or threatened.

          2.22 LEASES. Schedule 2.22 of the Operating Company includes a true and complete list of all leases of real property and all material leases of personal property and all options to lease such property (oral or written) to which the Operating Company is a party, as lessor, lessee or otherwise (the "Leases"), and a description of the property so leased. True and correct copies of the Leases (each as amended through the date hereof) have been delivered to PJ, and each of the Leases is in good standing, valid, binding and in full force and effect. Except as disclosed on Schedule 2.22 of the Operating Company, subject to the landlord's or lessor's rights set forth in the Leases, the rights of the Operating Company in the property covered thereby (including any improvements and appurtenances thereto) are, to the knowledge of the Operating Company and the Shareholders, paramount to the rights of any other person or entity. The Operating Company is not in default under any of such Leases, nor is there any material dispute between the Operating Company and any other party to any of such Leases, nor is any other party to any of such Leases in default thereunder. No event has occurred which, with the passage of time, notice, or both, could give the lessor or landlord under any of the Leases the right to claim a default thereunder. Except as disclosed on Schedule 2.22 of the Operating Company hereto, neither the execution and delivery of this Agreement nor the Merger Agreement, nor the consummation of the transactions contemplated by this Agreement or the Merger Agreement will cause a default under any of the Leases.

          2.23 REAL PROPERTY. Schedule 2.23 of the Operating Company sets forth a true and complete list and description, by metes and bounds or lot, block and section number, of all real property (the "Real Property") owned by the Operating Company, and a true and complete list of all options or other agreements under which the Operating Company is obligated to or may acquire any interest in any real property or improvements. The Operating Company's operations on and use of the Real Property conforms in all material respects to applicable zoning regulations, including use, set-back and area requirements, and other restrictions and covenants on the use thereof. All improvements to the Real Property are adequate and sufficient for the operation of the Papa John's pizza and delivery restaurants thereon, and comply in all material respects with the standards and specifications of Papa John's. All applicable zoning ordinances, building codes and other federal, state and local laws with respect to the Real Property, and the improvements thereon, permit the existence of the presently existing improvements and the continuation of the operation of the Papa John's pizza and delivery restaurants as presently conducted or as required to be conducted in accordance with the standards and specifications of Papa John's. The Real Property and all improvements located thereon comply in all material respects with all other applicable municipal, county and other governmental laws, orders, regulations and restrictions, and neither the Operating Company nor any of its Shareholders has any knowledge or information which would lead it or any of them to believe that the use of any of the Real Property will be adversely affected by any pending or proposed zoning or use changes.

          2.24 LICENSES AND PERMITS. The Operating Company possesses all permits, concessions, licenses, franchises (including Papa John's franchises), certificates of compliance, consents, approvals, orders, certificates and authorizations required or necessary to permit the Operating Company to carry on its business or operations at the locations where such business is conducted, without material interference or interruption (the "Licenses"). The Operating Company has furnished PJ a true and complete copy of each of the Licenses. To the knowledge of the Operating Company and the Shareholders no suspension or cancellation of any License is threatened, and the consummation of the transactions contemplated by this Agreement will not cause the suspension or cancellation of any License.

          2.25 LITIGATION. Except as set forth on Schedule 2.25 of the Operating Company, there are no investigations, actions, suits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending or threatened against or affecting (a) the Operating Company, or any Shareholder concerning the Operating Company, or any of the properties, business, assets, or operations of the Operating Company, (b) any employee, officer or director of the Operating Company (in his capacity as such), (c) the transactions contemplated hereunder, or (d) the ownership of any securities of the Operating Company, by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality that would have a material adverse effect on the business or operations of the Operating Company.

          2.26 PAYMENTS. Neither the Operating Company nor any of the Shareholders has, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property, however characterized, to any finders, agents, customers, suppliers, governmental officials or other parties that in any manner are related to the business or operations of the Operating Company and which the Shareholder or any officer or director of the Operating Company knows, or had reason to believe, were illegal under any federal, state or local laws.

          2.27  TAX RETURNS; TAX ELECTIONS.

                a. Except as set forth on Schedule 227, the Operating Company has prepared, signed and filed all federal, state, local and other tax returns and reports required to be filed by all applicable statutes, laws, rules and regulations on or before the date hereof, and has paid all taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were due and owing on such tax returns and reports or which were or are otherwise due and owing under all applicable statutes, laws, rules and regulations for any periods for which returns or reports were due. The provisions for taxes in the Acquisition Balance Sheet are sufficient for the payment of all federal, state, local, foreign and other taxes attributable to all periods ended on or before June 30, 1996, and adequate and proper accruals have been made by the Operating Company for all liabilities for taxes accruing since the date of the Acquisition Balance Sheet. Except as set forth on Schedule 227, the Operating Company has timely paid in full all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. There are in effect no agreements, waivers or other arrangements providing for an extension of time with regard to the assessment of any tax, or any deficiency with respect thereto, against the Operating Company. Except as set forth on Schedule 227 of the Operating
Company, there are no material actions, suits, proceedings, arbitrations, examinations, investigations or claims now pending, nor, to the knowledge of the Operating Company and the Shareholders, proposed, against the Operating Company, nor are there any matters under discussion with the Internal Revenue Service, or other federal, state, local or other governmental authority, relating to any taxes or assessments, or any claims or deficiencies with respect thereto. The Operating Company has never received notice of an audit, review or examination of any of its federal income tax returns by the Internal Revenue Service or any other governmental agency of the federal government, nor have its federal income tax returns been audited by the Internal Revenue Service. The Operating Company has never received notice of an audit, review or examination of any of its state income tax returns, ad valorem property tax returns, license tax returns, employee withholding returns, sales tax returns or any and all other returns filed with states in which the Operating Company is doing business, nor have any such returns been audited by any department or agency, whether local or state, charged with revenue and taxation, except as set forth on Schedule 227 of the Operating Company.

                b. Except for the election under Section 1362 of the Code to be taxed as an Subchapter S corporation, which the Operating Company and its Shareholders acknowledge and agree will be terminated upon consummation of the Operating Company Mergers contemplated in the Merger Agreement, there are no material elections or consents filed with the Internal Revenue Service or any other taxing authorities affecting the Operating Company. The Operating Company has delivered to Newco true and complete copies of all federal and state income tax returns filed by the Operating Company since January 1, 1993.

                c. The Operating Company has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the Code and other applicable federal, state, local and other statutes, laws, rules and regulations, and has filed proper and accurate federal, state, local and other returns and reports for all years and periods (and portions thereof) for which any such returns and reports were due with respect to employee income taxes, withholding taxes, social security taxes and unemployment taxes. Except as set forth on Schedule 227 of the Operating Company, all payments due from the Operating Company on account of employee income tax withholding, social security taxes or unemployment taxes in respect of all periods (and portions thereof) ended on or prior to the date hereof have been properly paid within the time allowed, without extension.

                d. None of the assets of the Operating Company are subject to any lien or levy or other manner of collection by a taxing authority for any tax deficiency or liability of the Operating Company, nor will the assets become subject to any such lien or levy as a result of this Agreement or the Merger Agreement, the Operating Company Mergers, the Contribution Transaction, the Delaware Merger or the other transactions contemplated herein or in the Merger Agreement.

          2.28 COMPLIANCE. The Operating Company has complied with all applicable laws, regulations, rules and orders of Federal, state and local governments and all agencies thereof applicable to its business, business practices (including, but not limited to, the marketing, sales and distribution of its products and services) and assets and properties owned or leased by it. No claims have been filed against the Operating Company alleging a violation of any such laws or regulations and the Operating Company has not received any notice of, or claim alleging, any violation of such laws or regulations.

          2.29  BOOKS AND RECORDS.

                a. Prior to the execution of this Agreement, the Operating Company made available to PJ and to each of the other parties to this Agreement for its and their examination the books and records of the Operating Company, including, without limitation, computer data and records relating to the business and finances of the Operating Company (the "Operating Records"). No material changes or additions to the Operating Records have been made from the date the Operating Records were first made available to PJ and such other parties and nothing which should be set forth in the Operating Records, as prepared in the usual and customary manner of the Operating Company, occurred from the date such Operating Records were first made available to PJ and such other parties, except such changes, additions or events which have been made or have occurred, as the case may be, in the ordinary course of the business of the Operating Company consistent with the prior practice of the Operating Company, except for depreciation adjustments that are reflected in the Operating Company Financial Statements. The Operating Records are complete and correct in all material respects, have been prepared in the usual and customary manner of the Operating Company, and all monies due or to become due from or to or owing by, and all liabilities (actual, contingent or accrued) of, the Operating Company by reason of any transaction, matter or cause whatsoever have been duly, correctly and completely entered therein.

                b. Prior to the execution of this Agreement, the Operating Company furnished to PJ and the other parties hereto for its and their examination the minute and stock books of the Operating Company or complete copies thereof, which documents contained a complete record of any and all proceedings and actions at all meetings of the shareholders and the board of directors of the Operating Company required to be set forth in said minutes or for which minutes were prepared. Except for actions required or necessitated by this Agreement or the Merger Agreement, no changes or additions to the minutes or stock books of the Operating Company have been made since the date such books were so furnished, and no proceeding or action required to be set forth in said books has occurred since the date such books were last furnished to PJ and the other parties hereto.

          2.30 COMPLETENESS OF STATEMENTS. The Operating Company and the Shareholders have disclosed, in writing, all material facts known to them relating to the representations and warranties made by them in this Agreement. To the knowledge of the Operating Company and the Shareholders, no representation, warranty or covenant of the Operating Company and the Shareholders in this Agreement or in the Merger Agreement contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.

     3. REPRESENTATIONS AND WARRANTIES OF PJ. PJ hereby represents and warrants to the Operating Companies and the Shareholders as follows:

          3.1 ORGANIZATION AND STANDING OF PJ. PJ is duly organized and validly existing under the laws of the State of Delaware.

          3.2 AUTHORITY. PJ has, and at all times has had, full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business is conducted. PJ has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Merger Agreement in accordance with their respective terms. This Agreement and the Merger Agreement and each and every agreement, document and instrument to be executed, delivered and performed by PJ in connection herewith and therewith has been duly and validly authorized, executed and delivered by PJ and constitutes or will, when executed and delivered, constitute, the valid and binding obligation of PJ, enforceable against PJ in accordance with their terms, except as enforcement may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          3.3 NO VIOLATIONS. Except for the consent of Papa John's, which consented to the Operating Company Mergers, the IPO and other transactions to be consummated pursuant to the Merger Agreement prior to the date hereof, and authorizations and approvals of the SEC and state regulatory agencies required for the effectiveness of the Registration Statement to be filed by PJ pursuant to the IPO contemplated by this Agreement and the Merger Agreement, the execution, delivery and performance of this Agreement and the Merger Agreement, the consummation of the transactions described in this Agreement and the Merger Agreement, and the fulfillment of and compliance with the terms and provisions of this Agreement and the Merger Agreement, do not and will not: (a) conflict with or violate the terms or conditions of, result in the breach of or constitute a default under, (i) any law, rule or regulation of any government or agency or department of any government, or any judgment, order, writ, award, decree, permit or license of any court or other agency of any government to which PJ, or any of its properties or assets, may be subject, (ii) any agreement, instrument, mortgage, commitment, franchise or restriction to which PJ is a party or by which PJ is bound or committed, or (iii) the Certificate of Incorporation, By-laws or any other organizational documents of PJ; (b) constitute an event which could, or with the lapse of time or action by a third party could, result in any default under or modify any of the foregoing, provide any third party the right to cancel any of the foregoing, or result in the creation of any lien, charge or encumbrance upon any of PJ's assets or properties; (c) constitute an event which could, or with the lapse of time or action by a third party could, result in the creation of any lien, charge or encumbrance upon any of the issued and outstanding capital stock of PJ; or (d) require any consent, authorization or approval of any federal, state or local court, governmental authority or regulatory body, or of any creditor or any party to any such agreement, instrument, mortgage, contract or commitment, or any other person or entity; or (e) give any party with rights under any agreement, instrument, mortgage, franchise, commitment, judgment, order, writ, award, decree, permit, license or other restriction to which PJ or any of its properties or assets are subject or bound the right to terminate, accelerate, modify or otherwise alter the rights or obligations of PJ thereunder.

          3.4 CAPITALIZATION OF NEWCO; STOCK OWNERSHIPS AND RIGHTS. As of the date of this Agreement, the authorized capital stock of PJ consists of 20,000,000 PJ Shares and 1,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this Agreement, PJ has no outstanding shares of any class of capital stock. As of the date of this Agreement, there are no, nor is there any arrangement not yet fully performed which would result in any, outstanding options, warrants, conversions or exchange rights, subscriptions, agreements or other commitments of any kind obligating PJ to issue or sell, or to redeem, purchase or otherwise acquire, directly or indirectly, any PJ Shares or any outstanding restrictions, agreements or commitments of any kind to which PJ is a party or by which PJ is bound which relate to or restrict in any way the issuance or sale, purchase or redemption or other acquisition, of any PJ Shares, except for the obligation to issue Papa John's a warrant to purchase PJ Shares equal to 7.5% of the PJ Shares that are issued and outstanding immediately prior to the IPO (the "PJI Warrant").

          3.5 COMPLETENESS OF STATEMENTS. PJ has disclosed to the Shareholders in writing all material facts known to it relating to the representations and warranties made by PJ in this Agreement. To the knowledge of PJ, no representation, warranty or covenant of PJ in this Agreement or the Merger Agreement contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.

     4.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.

          4.1 SURVIVAL. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Merger Agreement the consummation of the transactions contemplated hereby and thereby, and shall continue to be binding regardless of any investigation made at any time by or on behalf of any party, for a period of 18 months from and after the Closing Date, except for (a) the representations and warranties contained in Sections 1.1 (Title to Shares; Share Restrictions), 1.2 (Authority) and 2.5 (Capitalization; Stock Ownership and Rights), which shall not expire, and (b) the representations and warranties contained in Section 2.27 (Tax Returns; Tax Elections), which shall survive until the applicable limitations period has run; provided, if a claim is brought within the applicable period set forth above, the representations and warranties which are the subject of such claim shall not expire until a final resolution or non-appealable determination is made of such claim.

          4.2 GENERAL INDEMNITIES OF THE SHAREHOLDERS. From and after the Closing, each of the Shareholders of each Operating Company shall, subject to the limitations set forth in Sections 4.6.a.,?. and 4.6.d., defend and indemnify PJ and Newco, and hold PJ and Newco harmless from and against, the following (collectively, the "General Indemnified Liabilities," individually a "General Indemnified Liability"); provided, however, that nothing herein shall be construed to impose a joint and several obligation on the Shareholders with respect to the General Indemnified Liabilities:

              a. all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by PJ or Newco resulting from, arising out of, or in connection with (i) any inaccurate representation or warranty or the breach or non-fulfillment of any representation or warranty of the Operating Company and the Shareholders of such Operating Company, or any of them, contained in this Agreement, except for those representations and warranties specifically identified in Section 4.3, (ii) any breach or default in the performance by the Operating Company or its Shareholders, or any of them, of any covenant or agreement contained herein or in the Merger Agreement, and (iii) any sales tax deficiency or assessment of the Operating Company relating to a period ended on or prior to the Closing Date (regardless of any disclosures set forth in this Agreement); and

              b. any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

          4.3 ADDITIONAL INDEMNITIES OF THE SHAREHOLDERS. From and after the Closing, the Shareholders of each Operating Company shall defend and indemnify PJ and Newco, and shall hold PJ and Newco harmless, from and against the following (collectively the "Additional Indemnified Liabilities", individually an "Additional Indemnified Liability"); provided, that each of the Additional Indemnified Liabilities of each of the Shareholders shall be subject to (a) such Shareholder's Proportionate Share thereof as described in
Section 4.6.b. (exclusive of an Additional Indemnified Liability which is also a "Section 1 Indemnity"of the Shareholder, defined below, which shall be the sole and exclusive obligation of such Shareholder) and (b) the other limitations on Additional Indemnified Liabilities set forth in Sections 4.6.b., 4.6.c. and 4.6.d. hereto; provided further, that nothing herein shall be construed to impose a joint and several obligation on the Shareholders:

              a. all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by PJ or Newco resulting from, arising out of, or in connection with (i) any misrepresentation or breach of a representation or warranty of the Operating Company and the Shareholders, or any of them, contained in Section 2.5 (Capitalization; Stock Ownership and Rights); and (ii) any misrepresentation or breach of a representation or warranty of a Shareholder contained in Section 1 (a "Section 1 Indemnity") (which shall be the sole and exclusive obligation of the Shareholder who has misrepresented or breached the representation or warranty giving rise to the Section 1 Indemnity, and no other Shareholder); and

              b. any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

          4.4 INDEMNITY BY PJ. From and after the Closing, PJ shall defend and indemnify the Shareholders and hold the Shareholders harmless from and against the following (collectively "PJ Indemnified Liabilities," individually a "PJ Indemnified Liability"):

              a. all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by the Shareholders resulting from, arising out of, or in connection with (i) any misrepresentation or breach of any representation or warranty of PJ contained in this Agreement, and (ii) any breach or default in the performance by PJ of any agreement, covenant or undertaking which it is to perform under this Agreement or the Merger Agreement; and

              b. any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

          4.5 EXCLUSIVE REMEDY. From and after the Closing, the indemnification provided for in this Section 4 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement and the Merger Agreement against another party hereto or thereto, including any action brought by any such party for any damages or other form of monetary relief that is predicated upon or otherwise relates to, or arises out of, the transactions provided for in this Agreement and the Merger Agreement, the IPO and the Registration Statement for the IPO, or any prospectus forming a part thereof, but which is otherwise not a General Indemnified Liability or Additional Indemnified Liability as such terms are defined herein ("Associated Liabilities"); provided, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive or other equitable relief for a breach of this Agreement or the Merger Agreement. Each of the parties hereto shall have the right to offset the amount for which it is entitled to indemnification (exclusive of the General Indemnified Liabilities) against all amounts which it may at any time owe the party from whom indemnification is being sought.

     4.6  LIMITATIONS ON THE SHAREHOLDERS' INDEMNIFICATION OBLIGATIONS.

              a. For the General Indemnified Liabilities and Associated Liabilities that are particular to the Shareholders of an Operating Company, PJ and Newco shall look solely to the particular Escrow Account segregated for indemnity claims (or other claims described below) against such Shareholders as their sole source for payment and discharge of the General Indemnified Liabilities and Associated Liabilities of such Shareholders, and shall otherwise have no right to hold such Shareholders personally liable for such General Indemnified Liabilities or Associated Liabilities. The parties hereto hereby acknowledge and agree that, except for the Additional Indemnified Liabilities, all claims for indemnification under this Agreement or any other claims whatsoever made against the Shareholders arising out of, resulting from, or connected with their ownership of shares of capital stock of an Operating Company, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, including, without limitation, the Associated Liabilities, shall be subject to the amounts held in the Escrow Account segregated therefor as set forth in this Section 4.6.a.

              b. For the Additional Indemnified Liabilities that are particular to the Shareholders of an Operating Company, or a Section 1 Indemnity of a particular Shareholder (a "Section 1 Indemnitor"), PJ and Newco may look to the particular Escrow Account that is segregated for indemnity claims against such Shareholders (except that, for a Section 1 Indemnity, this includes only the Escrow Account in which the Section 1 Indemnitor has an interest and against which the claim is properly being made) for payment and discharge of the Additional Indemnified Liabilities of such Shareholders, but may also look to each breaching Shareholder personally (or the Section 1 Indemnitor, solely, the case of a Section 1 Indemnity) for payment and discharge of such Additional Indemnified Liabilities. Notwithstanding anything in this Section 4.6.b. to the contrary, no Shareholder shall be liable for any Additional Indemnified Liabilities in an amount which exceeds such Shareholder's Proportionate Share (as described in the introductory paragraph to Section 2, except that a Section 1 Indemnitor's Proportionate Share shall be 100% for purposes hereof, subject to the "Indemnification Cap" as hereinafter defined), of such Additional Indemnified Liability and any claim made by PJ and Newco against a Shareholder for an Additional Indemnified Liability shall be limited to such Shareholder's Proportionate Share of the total claim for such Additional Indemnified Liability or Associated Liability.

              c. No Shareholder shall be obligated to indemnify PJ or Newco for an Additional Indemnified Liability or Associated Liability (including, without limitation, a Section 1 Indemnity) which, when added to all other sums indemnified by the Shareholder pursuant to this Section 4, exceeds the value of the PJ Shares received by such Shareholder in the Delaware Merger, valued as set forth in Section 4.6.d. (the "Indemnification Cap").

              d. For purposes of this Section 4.6, the Shareholders may satisfy an indemnification obligation through payment of cash and PJ Shares, or any combination thereof, with any PJ Shares used to satisfy the indemnification obligation to be valued as provided above. For purposes of this Section 4.6, any PJ Shares used to satisfy an indemnification obligation of the Shareholders shall be valued at such shares' initial public offering price as set forth in the Registration Statement.

          4.7 CLAIMS PROCEDURE. Any party (the "Indemnified Party") may assert a claim (a "Claim") against the other party (the "Indemnifying Party") with respect to any matter which it believes is subject to indemnification pursuant to this Agreement by giving written notice (a "Claim Notice") to the Indemnifying Party. The Claim Notice shall be given by the Indemnified Party promptly, but in no event later than 10 days before a responsive pleading is required to be filed in a third party action or otherwise no later than 30 days, after (i) it has knowledge of a Claim under this Agreement or (ii) the commencement of any legal proceeding against such Indemnified Party, whichever occurs first. The Claim Notice shall state the basis for the Claim and the dollar amount thereof and shall be accompanied by any documents or information relevant thereto. The party receiving the Claim Notice shall have 45 days (or such shorter period of time as is reasonable when the Indemnified Party must respond to a pleading filed by a third party or any other type of "Third Party Claim" (defined in Section 4.8)) after receipt within which to pay the amount thereof to the Indemnified Party or to discharge such liability, or otherwise to respond to the Claim Notice (the "Response Period"). If the party does not pay the amount set forth in the Claim, discharge such liability or respond to the Claim Notice within the Response Period, the party bringing the Claim may institute arbitration or litigation (as required by Section 4.9) or, in the case of PJ or Newco, may assert its rights to indemnification pursuant to the Indemnification Escrow Agreement. If the Indemnifying Party does not pay or discharge the Indemnified Liability, but otherwise responds to the Claim Notice within the Response Period, except for a Third Party Claim (defined in Section 4.8), the parties shall in good faith attempt to resolve the Claim short of arbitration or litigation during the 15 days following the expiration of the Response Period. If the parties are unable to resolve the dispute within such 15 day period, then and only then may the party bringing the Claim institute arbitration or litigation or, in the case of PJ or Newco, assert its rights to indemnification pursuant to the Indemnification Escrow Agreement.

          4.8 DEFENSE OF THIRD PARTY CLAIM. If the Indemnifying Party responds to a Claim that is made by a third party ("Third Party Claim") within the Response Period, the Indemnifying Party shall have the right to assume, at such party's expense, the defense of any Third Party Claim and to control the Third Party Claim and any settlement thereof if the Indemnifying Party acknowledges in writing that the Third Party Claim constitutes an enforceable liability for which such party is obligated to indemnify the Indemnified Party. Notwithstanding the foregoing, the assumption and control of the defense of any Third Party Claim involving a General Indemnified Liability shall be dependent upon the amount of the Claim being less than the sums then remaining in the particular Escrow Account applicable thereto, and, the assumption and control of the defense of any Third Party Claim involving an Additional Indemnified Liability is dependent upon the amount of such Claim, when aggregated with all prior Additional Indemnified Liabilities and General Indemnified Liabilities, being less than the Indemnification Cap applicable to the Indemnifying Party. If the Indemnifying Party is not entitled to assume and control the defense of the Third Party Claim, the Indemnifying Party, at its expense, may participate in the defense of the Third Party Claim if it has an economic stake in the third Party Claim. The Indemnified Party, at such party's expense, may assume or participate in the defense of any Third Party Claim which may have a material impact on its business or the business relationship between the Indemnified Party and one or more of its business customers or associates. If the Indemnifying Party elects to defend such Third Party Claim, the Indemnifying Party shall use its best efforts to defend same or to effect a satisfactory settlement thereof, and shall provide the Indemnified Party with all information and copies of all pleadings and other documents and correspondence relating to its defense or attempts to effect a settlement thereof. The Indemnifying Party shall not, in the defense or settlement of any Third Party Claim, consent to any injunctive or other equitable relief or consent to or enter into any order, judgment or settlement with respect thereto, without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided, however, if such consent to the settlement is withheld by the other party, then the Indemnifying Party shall thereafter have no further obligation to defend the Third Party Claim and the Indemnifying Party's obligation for the Indemnified Liability which results from such Third Party Claim shall be limited to the amount proposed by the Indemnifying Party in the settlement offer. If an Indemnifying Party has the right to assume and defend any Third Party Claim under this Section 4.8, but shall fail to assume the defense of such Third Party Claim, the Indemnified Party may in its sole discretion defend, settle or compromise such Third Party Claim, without prejudice to its right to indemnification by the Indemnifying Party hereunder. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim in order to minimize the indemnified liability associated therewith and to preserve the Parties' respective goodwill and business relationships. The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment (except with the prior written consent of the Indemnified Party) or enter into any settlement (except with the prior written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by all claimants therein of a full and complete release from all liability in respect of such Third Party Claim to the Indemnified Party. Notwithstanding anything in Section 4.7 or this Section 4.8, or any other provision of this Agreement to the contrary, the fees, costs and expenses related to any claim for indemnification hereunder, including, without limitation, reasonable attorneys' and accountants' fees, shall be paid by PJ or Newco if it is determined by the parties that PJ or Newco, as the case may be, is not entitled to indemnification or PJ or Newco shall be unsuccessful in any action, suit or proceeding pursuant to Section 4 on the merits of their claim for indemnification.

          4.9 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement (including those relating to any Associated Liabilities) between any of the parties hereto shall be determined by means of arbitration before the American Arbitration Association in Louisville, Kentucky. All claims for arbitration must be submitted to arbitration within 45 days after the expiration of the Response Period, but in no event sooner than 15 days after the Response Period if the Indemnifying Party has responded to the Claim within the Response Period. The rules of the American Arbitration Association, as the same may be amended from time to time, shall be applicable in the arbitration. Any decision or award of the arbitrator shall be final and binding upon the parties. Judgment upon the decision or award rendered by the arbitrator may be entered in any state or federal court having jurisdiction, or application may be made to such state or federal court for a judicial acceptance of the decision, award or any order of enforcement, as the case may be.

     5.  SHAREHOLDERS' REPRESENTATIVES.

         5.1 APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. The Shareholders of PJV and PJVA do hereby irrevocably constitute and appoint Martin T. Hart and his successors appointed pursuant to Section 5.2 (the "Virginia Shareholders' Representative"), as their agent and attorney-in-fact, on behalf and on behalf of each of them, and the EC Shareholders, TC Shareholders and Textra Shareholders do hereby irrevocably constitute and appoint Michael M. Fleishman and his successors appointed pursuant to Section 5.2 (the "Alabama Shareholders' Representative"), as their agent and attorney-in-fact, on behalf of each of them: (i) to perform all acts which, by the provisions of this Agreement, are to be performed by the Shareholders or, as applicable, the Virginia or Alabama Shareholders' Representative; (ii) to waive any of the provisions of and to execute and deliver such amendments to this Agreement, as he, in his sole judgment, shall deem necessary or advisable; (iii) to execute and deliver such instruments and documents pursuant to this Agreement as the Virginia or Alabama Shareholders' Representative, as applicable and in his sole judgment, shall deem necessary or advisable; (iv) to execute and give all notices, requests and other communications required, permitted or contemplated under this Agreement, as the Virginia or Alabama Shareholders' Representative, as applicable and in his sole judgment, shall deem necessary or advisable; (v) to consent to, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with any and all set-offs, claims, breaches, obligations, liabilities, assessments, suits, actions, proceedings, liens, charges, encumbrances, orders, judgments and decrees with respect to this Agreement or to refrain so to do, as the Virginia or Alabama Shareholders' Representative (as applicable) shall, in his sole judgment, deem necessary or advisable; (vi) to delegate all or any of his power or authority under this Agreement to any person or entity, as Shareholders' Representative, in his sole judgment, shall deem necessary or advisable; (vii) to expend such amounts in the exercise of his rights and powers and in the performance of his duties hereunder as the Virginia or Alabama Shareholders' Representative (as applicable) shall, in his sole judgment, deem necessary or advisable; and (viii) generally to act for and on behalf of the Shareholders he is representing and each of them in all matters connected with this Agreement, with the same force and effect as though such act had been taken by them, or any of them, personally. The Shareholders agree that the Alabama Shareholders' Representative or the Virginia Shareholders' Representative, as applicable, shall be the sole and exclusive person with legal capacity and standing to contest, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with PJ or Newco with respect to the indemnification of PJ or Newco as set forth in Section 4 (exclusive of a Section 1 Indemnity). This appointment and power-of-attorney is a special power-of-attorney coupled with an interest, is irrevocable and shall survive the death, disability or incapacity of each Shareholder.

          5.2 REMOVAL; APPOINTMENT OF A SUCCESSOR TO SHAREHOLDERS' REPRESENTATIVE. A majority in interest of the EC, TC and Textra Shareholders shall have the right at any time to remove the Alabama Shareholders' Representative and to designate his successor or, in the event of his death or legal disability, to designate the successor to the Alabama Shareholders'

Representative. A majority in interest of the PJV and PJVA Shareholders shall have the right to, at any time, remove the Virginia Shareholders' Representative and to designate his successor or, in the event of his death or legal disability, to designate the successor to the Virginia Shareholders' Representative.

          5.3 REIMBURSEMENT OF SHAREHOLDERS' REPRESENTATIVE. The Virginia Shareholders' Representative shall be reimbursed by the PJV Shareholders and PJVA Shareholders, and the Alabama Shareholders' Representative shall be reimbursed by the EC Shareholders, TC Shareholders and Textra Shareholders, for all costs and expenses (including, but not limited to, attorneys' fees) incurred by him in the performance of his duties or the exercise of his rights and powers hereunder, including, without limitation, expenses incurred in the defense by him of any claim, suit or arbitration with respect to Indemnified Liabilities or Additional Indemnified Liabilities as provided in Sections 43 or 42 in enforcing or contesting any right in connection with any indemnification matter. Notwithstanding anything herein to the contrary, either of the Shareholders' Representative may, at his option, require that the Shareholders that he represents proportionately advance costs and expenses reasonably anticipated by such Shareholders' Representative to be incurred hereunder. Each of the Shareholders shall indemnify the Shareholders' Representative who represents their interests and shall hold such Shareholders' Representative harmless from and against all liabilities, claims, debts, obligations, losses, damages, fees and expenses (including reasonable attorneys' fees) resulting from, or arising out of, or in connection with, the performance of his duties or the exercise of his rights and powers hereunder, including, without limitation, any action, suit or proceeding threatened or brought against him by reason of the fact that he is or was the Shareholders' Representative; provided, the indemnity herein shall not apply to any action, suit or proceeding brought by the Shareholders wherein the Shareholders' Representative is found to have acted in bad faith, engaged in willful misconduct, or been grossly negligent.

          5.4 OBLIGATIONS OF SHAREHOLDERS' REPRESENTATIVE. The duties and obligations of the respective Shareholders' Representatives appointed hereunder shall be determined solely by the express provisions of this Agreement. Neither of the Shareholders' Representatives shall be liable to the Shareholders they represent by reason of any error of judgment or for any act done or step taken or omitted by him, or for any mistake of fact or law or anything which he may do or refrain from doing in connection herewith, including without limitation, any failure to dispute or contest any set-off or nonpayment of any payment, unless done in bad faith or caused by his own willful misconduct or gross negligence. Each Shareholders' Representative shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to him by PJ, Newco or any other party or parties, and believed by him to be genuine and to have been signed and presented by the proper party or parties.

          5.5 RELIANCE BY PJ AND NEWCO. Each of the Shareholders hereby agrees that PJ and Newco may deal solely with their appointed Shareholders' Representative as the exclusive representative of the Shareholder with reference to the matters set forth in this Section 5, that his actions are binding on the Shareholder, and that PJ and Newco has no duty to ascertain if the Shareholders' Representative is properly carrying out his obligations under this Agreement, including, but not limited to, the disbursement of any funds received by him.

     6.   MISCELLANEOUS.
          -------------

          6.1 NO FINDERS FEES. Each party hereto represents and warrants to the others that all negotiations relative to this Agreement and the Merger Agreement and the transactions described herein and therein have been conducted by such party directly with the other parties, without the assistance or intervention of any other person which would give rise to any valid claim against any of the parties hereto for a finder's fee, brokerage commission, investment advisor's fee or other like payment.

          6.2 NOTICES. All notices and other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered against a written receipt, if delivered to a reputable express messenger service (such as Federal Express, UPS or DHL Courier) for overnight delivery, when sent by confirmed telephone facsimile (fax) or sent by registered, express or certified U.S. mail, with postage prepaid, addressed as follows:

          If to PJ or Newco:  PJ America, Inc.
                              9109 Parkway East
                              Birmingham, Alabama 35206
                              Attn:  Douglas S. Stephens, President

          With Copy to:       Greenebaum Doll & McDonald PLLC
                              3300 National City Tower
                              Louisville, Kentucky 40202
                              Attn:  Ivan M. Diamond

     If to EC, TC or Textra:  Extra Cheese, Inc.
                              9109 Parkway East
                              Birmingham, Alabama 35206
                              Attn:  Douglas S. Stephens

          If to PJV or PJVA:  PJV, Inc.
                              4909 Augusta Avenue
                              Richmond, VA  23230
                              Attn:   Richard F. Sherman

    If to Alabama Share-
    holder Representative:    Michael M. Fleishman
                              3300 National City Tower
                              Louisville, Kentucky 40202

    If to Virginia Share-
    holder Representative:    Martin T. Hart
                              875 Race Street
                              Denver, Colorado 80206
or to such other address or addresses as any of the parties to this Agreement shall furnish to the others in writing. Notices shall be deemed given when personally delivered, when delivered to an express messenger service, when transmitted by confirmed fax or when deposited in the U.S. mail in accordance with the foregoing provisions. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date of confirmation of a fax, or the date on the return receipt, as applicable.

          6.3 SEVERABILITY OF PROVISIONS. If any provisions of this Agreement or the applications thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

          6.4 ASSIGNMENT. No party shall assign or delegate this Agreement or any rights, interests or obligations hereunder without the prior written consent of the other parties, except that Newco may assign, in its sole discretion, any or all of its rights and interests, without the prior written consent of the other parties, to any of its direct or indirect wholly owned subsidiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          6.5 WAIVER. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or convents of the other parties contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other parties under this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall it.

          6.6 EXHIBITS; ENTIRE AGREEMENT. All Schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full at the place where first mentioned. This Agreement and the Merger Agreement embody the entire agreement and understanding of the parties hereto regarding its subject matter and supersede all prior agreements.

          6.7 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may not be amended or supplemented by the parties except by an instrument in writing signed by all of the parties hereto or, where appropriate, by the Virginia Shareholders' Representative and the Alabama Shareholders' Representative on behalf of the Shareholders.

          6.8 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for purposes of convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.9 GOVERNING LAW. The terms of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

          6.10 KNOWLEDGE. With respect to any representations or warranties contained herein that are made to the knowledge of Operating Company and the Shareholders, or to the knowledge of Operating Company or the Shareholders, such knowledge for purposes of this Agreement shall consist of the knowledge possessed by any of such Shareholders or any officer or director of the Operating Company which is the subject of the representation or warranty.

     IN WITNESS WHEREOF, the parties signed and delivered this Agreement on the ____ day of August, 1996, as of the date first above written.



                                       PJ AMERICA, INC.

                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------
                                                            ("PJ")



                                       EXTRA CHEESE, INC.


                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------


                                       TWICE THE CHEESE, INC.


                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                         TEXTRA CHEESE CORP.


                                         By:
                                            -----------------------------------
                                         Title:
                                               --------------------------------


                                         PJV, INC.


                                         By:
                                            -----------------------------------
                                         Title:
                                               --------------------------------


                                         PJVA, INC.


                                         By:
                                            ------------------------------------
                                         Title:
                                               ---------------------------------


                                         ---------------------------------------
                                           MICHAEL M. FLEISHMAN, individually
                                           a Shareholder of EC, TC and Textra


                                         ---------------------------------------
                                           BRENDA A. FLEISHMAN, individually,
                                           a Shareholder of EC


                                         --------------------------------------
                                           BRENDA A. FLEISHMAN, as Custodian
                                           of Zachary T. Fleishman, under the
                                           Kentucky Uniform Gift to Minors Act,
                                           a Shareholder of EC

                                         ---------------------------------------
                                          JILL FLEISHMAN, individually
                                          a Shareholder of EC

                                         ---------------------------------------
                                          JASON FLEISHMAN, individually
                                          a Shareholder of EC

                                         ---------------------------------------
                                          PATTY J. O'BRIEN, individually
                                          a Shareholder of EC

                                         ---------------------------------------
                                          FRANK M. KEENER, individually,
                                          a Shareholder of EC, TC and Textra

                                         ---------------------------------------
                                          STEPHEN P. LANGFORD, individually,
                                          a Shareholder of EC, TC and Textra

                                         ---------------------------------------
                                          RICHARD F. SHERMAN, individually,
                                          a Shareholder of EC, TC and Textra,
                                          PJV and PJVA

                                         ---------------------------------------
                                          DOUGLAS S. STEPHENS, individually,
                                          a Shareholder of EC, TC and Textra

                                         ---------------------------------------
                                           ADRIAN OWENS, individually,
                                           a Shareholder of TC

                                         ---------------------------------------
                                           ROBERT W. CURTIS, JR., individually,
                                           a Shareholder of TC

                                         ---------------------------------------
                                           PAMELA M. BAKER, individually,
                                           a Shareholder of PJV AND PJVA

                                         ---------------------------------------
                                           MICHAEL J. GRISANTI, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           KARA HART, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           MARCINE HART, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           MARTIN T. HART, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           JACK A. LAUGHERY, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           MARTHA C. LAUGHERY, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           LISA I. O'CONNELL, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           JAMES REIKEL, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           CYNTHIA A. SAUNDERS, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           STEPHEN M. SAUNDERS, individually,
                                           a Shareholder of PJV and PJVA

                                         --------------------------------------
                                           MERIDA L. SHERMAN, individually,
                                           a Shareholder of PJV and PJVA

                                         ---------------------------------------
                                           NICHOLAS H. SHERMAN, individually,
                                           a Shareholder of PJV and PJVA